Exhibit 26 h. i. f. f1. iv.

AMENDMENT NO. 4 TO THE PARTICIPATON AGREEMENT

Among

OPPENHEIMER VARIABLE ACCOUNT FUNDS,

OPPENHEIMERFUNDS, INC.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, MML BAY STATE LIFE INSURANCE COMPANY,

AND C. M. LIFE INSURANCE COMPANY

THIS AMENDMENT NO 4 (the “Amendment”) to the PARTICIPATION AGREEMENT (the “Agreement”), dated May 1, 2006, as amended, by and among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc., Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company and C. M. Life Insurance Company is effective April 1, 2014

The Agreement is amended as follows:

1.	Schedule 2 is hereby deleted and replaced in its entirety by this Schedule 2.

SCHEDULE 2

The Fund agrees to make available all the Portfolios of Oppenheimer Variable Account Funds. Portfolios include both service class and non service class shares. The Portfolios will be available for any Contract or separate Account sponsored by Massachusetts Mutual Life Insurance Company, MML Bay State Life Insurance Company or C. M. Life Insurance Company.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment #4 to be executed in its name and on behalf of its duly authorized representative as of the date specified above.

Oppenheimer Variable Account Funds		Massachusetts Mutual Life Insurance Company

By:	/s/ Brian W. Wixted	By:	/s/ Richard J. Byrne
Print name:	Brian W. Wixted	Print name:	Richard J. Byrne
Title:	Treasurer	Title:	Vice President

OppenheimerFunds, Inc.		MML Bay State Life Insurance Company

By:	/s/ Cheryl Pipia	By:	/s/ Richard J. Byrne
Print name:	Cheryl Pipia	Print name:	Richard J. Byrne
Title:	SVP	Title:	Vice President

C.M. Life Insurance Company

		By:	/s/ Richard J. Byrne
		Print name:	Richard J. Byrne
		Title:	Vice President

1 of 1